Exhibit 5.2

January 27, 2015

Medtronic plc

710 Medtronic Parkway

Minneapolis, Minnesota 55432

Ladies/Gentlemen:

In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), with respect to an aggregate of $300,000,000 of Deferred Compensation Obligations of the Company (the “Obligations”) to be issued pursuant to the Medtronic plc Capital Accumulation Plan Deferral Program (as amended and restated January 26, 2015) (the “Plan”), I have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as I have deemed relevant hereto and, based upon such examination and review, it is my opinion that, upon payment for and delivery of the Obligations in accordance with the Plan, the Obligations will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

I am admitted to the practice of law in the State of Minnesota and the foregoing opinions are limited to the laws of that state and the federal laws of the United States of America.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Keyna P. Skeffington

Keyna P. Skeffington
Vice President, Legal – Corporate and Securities and Assistant Secretary